EXHIBIT 10.2

[NCR Logo]

1700 South Patterson Boulevard
Dayton, Ohio 45479

September 6, 2002

Mr. Mark Hurd
1616 Stafford Springs Place
Centerville, OH 45458

Dear Mark:

I am pleased to confirm your appointment as President and Chief Operating Officer of NCR. This position will have all operating responsibilities for all of NCR’s business units and will report to me, as Chairman and CEO..

Annual Base Salary -- Your base salary will be increased to $650,000 effective September 9, 2002 (“your appointment date”).

Bonus Performance Plan (BPP) - As of your appointment date, your BPP eligibility will be increased to a 90% target award and a 180% maximum award. This award opportunity will be based upon NCR Corporate basis of measure and will begin with your appointment date. For 2002, your BPP will be pro-rated for eight months based upon your prior position and four months based upon your new position.

Restricted Stock - You will receive a special retention grant of 50,000 common shares of NCR restricted stock. The shares will be held in a record account established in your name with NCR's Transfer Agent and Stock Registrar (American Stock Transfer), on your appointment date. The shares will vest in one-third increments of 16,667 shares each year beginning one year after your appointment date. This award will be subject to standard terms and conditions, including non-competition and non-solicitation provisions.

Stock Options - You will continue to participate in the Management Stock Option Program. In recognition of your appointment, you will receive a special one-time grant for 50,000 options of NCR common stock. The grant date of these options will be your appointment date and will have a strike price equal to the fair market value on that day. These options will be subject to terms and conditions, including a non-competition provision. Future grants are discretionary and set annually by the Compensation Committee of the Board of Directors.

Other Benefits - Your eligibility and participation of other current executive benefits remain unchanged with this appointment.

Severance - In the event of a Company initiated termination other than for “Cause” or termination for “Good Reason” (defined in the same manner as in the NCR Change-in-Control Severance Plan for Executive Officers), you will receive cash payments totaling one times your annual base salary over a period not to exceed one year.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at NCR is by mutual consent (“Employment-At-Will”). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason.

If you have any questions concerning the details of the appointment, please feel free to contact me.

Sincerely,

/s/ Lars Nyberg

Lars Nyberg
Chairman and CEO

/s/ Mark Hurd	September 9, 2002

Agreed and Accepted	Date
Mark Hurd

cc: Wilbert Buiter
Alisa Cheatham